Consent of Independent Registered Public Accounting Firm

As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated November 26, 2008 on the financial statements of the 1st Source Monogram Income Equity Fund, 1st Source Monogram Income Fund, and 1st Source Monogram Long/Short Fund as of September 30, 2008 (formerly funds of The Coventry Group), and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Wasatch Funds, Inc.’s Registration Statement on Form N-1A.

COHEN FUND AUDIT SERVICES, LTD.

Westlake, Ohio

January 28, 2009